EXHIBIT 10.13
____________, 2005
Deutsche Bank Securities Inc.
60 Wall Street, 44th floor
New York, NY 10005
          Re: Grubb & Ellis Realty Advisors, Inc.
Ladies and Gentlemen:
     This letter will confirm the agreement of the undersigned to purchase warrants (“Warrants”) of Grubb & Ellis Realty Advisors, Inc. (“Company”) included in the units (“Units”) being sold in the Company’s initial public offering (“IPO”) upon the terms and conditions set forth herein. Each Unit is comprised of one share of Common Stock and two Warrants. The shares of Common Stock and Warrants will not be separately tradable until 90 days after the effective date of the Company’s IPO unless Deutsche Bank Securities Inc. (“Deutsche Bank”) informs the Company of its decision to allow earlier separate trading.
     The undersigned agrees that on the date hereof it will enter into an agreement or plan in accordance with the guidelines specified by Rules 10b5-1 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), with an independent broker-dealer (the “Broker”) registered under Section 15 of Exchange Act which is neither affiliated with the Company, Deutsche Bank nor part of the underwriting or selling group, pursuant to which the undersigned will place an irrevocable order for the undersigned to collectively purchase through the Broker for the account of the undersigned, during the forty (40) trading-day period commencing on the later of the date separate trading of the Warrants commences or sixty (60) days after the end of the “restricted period” under Regulation M (“Separation Date”), up to $2,000,000 of Warrants in the open market at market prices not to exceed $0.70 per Warrant (“Maximum Warrant Purchase”). The undersigned shall instruct the Broker to fill such order in such amounts and at such times as the Broker may determine, in its sole discretion, during the forty (40) trading-day period described above.
     The Broker will promptly notify the undersigned of any purchase of Warrants hereunder so that the undersigned can comply with applicable reporting requirements on a timely basis.
     The undersigned represents and warrants that it is not aware of any material nonpublic information concerning the Company or any securities of the Company and is entering into this agreement in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. The undersigned agrees that while this agreement is in effect, it shall comply with the prohibition set forth in Rule 10b5-1(c)(1)(i)(C) against entering into or altering a corresponding or hedging transaction or position with respect to the Company’s securities. The undersigned further agrees that it shall not, directly or indirectly, communicate any material nonpublic information relating to the Company or the Company’s securities to any employee of the Broker. The undersigned hereby confirms that it does not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Warrants pursuant to this agreement.
     The undersigned agrees that neither it nor any of its affiliates shall sell or transfer the Warrants until after the consummation by the Company of an acquisition, through a purchase, asset acquisition or other business combination, of one or more commercial real estate properties and/or assets including by acquisition of an operating company, and acknowledges that the certificates for such Warrants shall contain a legend indicating such restriction on transferability.
     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(B).

Very truly yours,

GRUBB & ELLIS COMPANY

By:

Name:
Title:

ACKNOWLEDGED AND AGREED:

DEUTSCHE BANK SECURITIES INC.

By:

Name:
Title: